U.S. Securities and Exchange Commission
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) May 21st, 2010
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Commission File No. 0-52556
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POWERGAE, INC.
(Name of small business issuer as specified in its charter)

Nevada	26-1478549
State of Incorporation	IRS Employer Identification No.

13520 Oriental St Rockville, Md 20853
(Address of principal executive offices)

(202) 536-5191
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 21st 2010 (the “Closing Date”), Magic Grace Ltd, acquired the majority of the issued and outstanding common stock of POWERGAE, INC., a Nevada corporation (the “Company”),  in accordance with a stock purchase agreement (the “Stock Purchase Agreement”) by and between Andriy Kovalenko and Magic Grace Ltd.  On the Closing Date, pursuant to the terms of the Stock Purchase Agreement, Magic Grace Ltd purchased from Kovalenko 14,290,000 shares of common stock for $187,500.00.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT.

On the Closing Date, pursuant to the terms of the Stock Purchase Agreement, Magic Grace Ltd purchased a total of 14,290,000 shares of the Company’s common stock.  As a result of a Share Purchase Agreement the Company experienced a Change in Control under which 93.8% of the shares of the company are now held by Magic Grace Ltd, the new majority shareholder.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

In accordance with the change in control Andriy Kovalenko resigned as the Company's President, CEO, and any other positions held by him on May 21st, 2010.  The resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On the same date David E. Price was appointed as Director of the Company.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which David E. Price is a party in connection with this appointment as a director and an officer of this Company.

ITEM 9.01. EXHIBITS.

(d)	Exhibits.
	Exhibit #	Description
	1.1	Stock Purchase Agreement by and between Andriy Kovalenko and Magic Grace Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ David E. Price
David E. Price Chief Executive Officer

 Dated: May 21st, 2010